Exhibit 10.8

SI-BONE, INC.

3055 OLIN AVENUE, SUITE 2200

SAN JOSE, CA 95128

February 19, 2015

Michael A. Pisetsky

[Address intentionally omitted.]

RE: Employment Offer

Dear Michael:

We are pleased to offer you the position of Director, Legal effective March 2, 2015. We believe that you will bring great value to SI-BONE Inc., and that your knowledge, skills and experience will be an asset to the Company and will offer a mutually beneficial opportunity. We are excited about you joining our team and hope that you will accept our offer.

Position. Your title will be Director, Legal. This is a full time, exempt position. You will report directly to Bert Johnson, VP, General Counsel, Chief Compliance Officer.

Cash Compensation. The Company will pay you a base semi-monthly salary of $7,291.67 equivalent to a yearly amount of $175,000, subject to applicable withholdings. SI-BONE paydays are semi-monthly. Based on your level, you will also be eligible under the 2015 Bonus Plan to receive up to an additional 20% of your base salary based on the achievement of certain corporate and individual goals. This Bonus Plan will be available to you in your first full quarter with the Company and beyond. Reasonable and customary business expenses, including the IRS mandated rate for business automobile mileage, will be reimbursed to you by the Company.

Relocation Allowance. The Company will provide you with reasonable relocation assistance to aid in your move. The relocation reimbursement package offered will be available during the first thirty days of your employment. SI-BONE, Inc. will fund actual, reasonable and customary moving expenses (e.g. flights and shipment of household goods) that are submitted for reimbursement up to a maximum of $10,000. You must be fully relocated by April 1, 2015.

Stock Options. You are also eligible to participate in the Company’s Stock Option Plan. Subject to the approval of the Company’s Board of Directors, you will be granted an initial option to purchase 65,000 shares of the Company’s Common Stock. The Board will determine the per-share exercise price when the option is granted. The option will be subject to the terms and conditions set forth in the Company’s 2008 Stock Plan and in the applicable Stock Option Agreement. You will vest in 25% of the option shares after 12 months of continuous service, and the balance will vest in equal monthly installments over the next 36 months of continuous service as described in the Stock Option Agreement.

Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits. Participation in the Company’s Benefits Program is effective on the first day of the month following your date of hire. Human Resources will give you detailed benefits information during your New Hire Orientation.

Proprietary Information and Inventions Agreement. Your employment is contingent upon your agreement to the terms and signing the Company’s Proprietary Information and Inventions Agreement (“PIIA”), attached. The PIIA must be signed and returned prior to the effective date of your employment.

Employment Relationship. Please keep in mind that your employment with SI-BONE is at-will. This means that you are free to terminate your employment with SI-BONE at any time, with or without cause or advance notice. Likewise, SI-BONE has the right to terminate your employment, or otherwise discipline, transfer or demote you at any time, with or without cause, and with or without notice. No one other than the Company CEO or CFO can alter this at-will arrangement and any such agreement must be in writing and must be signed by you and either the CEO or CFO.

Employment Eligibility Verification. Pursuant to the Immigration and Nationality Act, the Company is required to verify the identity and employment eligibility of all new hires. In order to comply with this legal obligation, we can only hire those individuals who are eligible to work in the United States. As a condition of employment, you will be required to provide documents verifying your identity and your eligibility to work in the United States; and to complete an Employment Eligibility Verification form I-9 within three (3) business days from your hire date. To verify your identity, we have enclosed a list of acceptable documents for the 1-9 which you will complete at the New Hire Orientation. Please note that you will need to bring either (i) one document from List A or (ii) one document from List B and one document from List C. If you anticipate having difficulty producing the required documents, please contact the Human Resources department at (408) 207-0700.

To accept this offer, please sign in the space provided below, and return the signed letter to me by close of business on Friday, February 20, 2015.

This employment offer is also contingent upon your starting work with the Company on March 2, 2015, the completion of an application for employment, satisfactory references and background checks.

We look forward to you joining the Company and hope that you find your employment with the Company enjoyable and professionally rewarding.

If you have any questions, please call me at 408-207-0700.

Very truly yours,

SI-BONE, Inc.

By:	/s/ Agape Eleftheriadis
Agape Eleftheriadis
Title: Human Resources Director

I have read and accept this employment offer:

Michael Andrew Pisetsky
Printed Name of Employee

/s/ Michael Andrew Pisetsky
Signature of Employee

February 19, 2015
Date

Attachment:

Proprietary Information and Inventions Agreement (PIIA)